Exhibit 10.2

SHAREHOLDER RIGHTS AGREEMENT

THIS SHAREHOLDER RIGHTS AGREEMENT (this “Agreement”), is made and entered into as of January 11, 2021 by and among MediciNova, Inc., a Delaware corporation, (the “Company”) and 3D Opportunity Master Fund, a Cayman Islands exempt company (the “Shareholder”).

RECITALS

WHEREAS, the Company and the Shareholder are entering into a certain Securities Purchase Agreement as of the date hereof for the investment of approximately $20 million in the securities of the Company subject to the terms and conditions of the Securities Purchase Agreement.

WHEREAS, in order to induce the Shareholder to invest funds in the Company pursuant to the Securities Purchase Agreement, the Shareholder and the Company hereby agree that the Shareholder shall have the rights and privileges set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any investment fund or separately managed account now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2    “Board” or “Board of Directors” means the board of directors of the Company.

1.3    “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

1.4    “Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from Shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

1.5    “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.6    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.7    “Restated Certificate” means the Company’s Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.8    “SEC” means the U.S. Securities and Exchange Commission.

1.9    “Shares” means and shall include any securities of the Company that the holders of which are entitled to vote, including, without limitation, all shares of Common Stock, by whatever name called, now owned or subsequently acquired by Shareholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

2.	Observer Rights.

2.1    Right of Appointment. The Company hereby grants the Shareholder the option and right to appoint (such right, the “Observer Appointment Right”) a representative of the Shareholder’s sole choice (the “Board Observer”) to attend all meetings of the Board (both regular and special), should the Shareholder so decide, and, upon the written request of the Shareholder, receive minutes of such meetings. The Observer Appointment Right may only be exercised during the six (6) month period following the first anniversary of this Agreement; provided that the Observer Appointment Right is contingent upon the Shareholder having beneficial ownership of five percent (5%) or more of the outstanding Shares of the Company (the “Ownership Threshold”) at the time of appointment. The Shareholder may exercise the Observer Appointment Right pursuant to the provisions of Section 2.2 below. The Board Observer, once appointed, shall serve for a period equal to the shorter of two (2) years or the date at which the Shareholder’s holdings fall below the Ownership Threshold through disposition of Shares by the Shareholder (the “Observation Period”). For avoidance of doubt, the Shareholder shall not be deemed to be below the Ownership Threshold if its beneficial ownership is decreased due to an issuance of Shares by the Company and the Shareholder shall maintain its Observer Appointment Right unless its own disposition of Shares causes it to fall below the Ownership Threshold. The Board Observer shall not constitute a member of the Board and shall not be entitled to vote on, or consent to, any matters presented to the Board.

2.2    Notice of Appointment. To exercise the Observer Appointment Right, the Shareholder shall deliver written notice to the Company affirmatively appointing a representative to be the Board Observer. Upon delivery by Shareholder, and until the earliest of (i) the resignation or death of such individual serving as the Board Observer, (ii) the removal of such individual serving as the Board Observer by the Shareholder, as evidenced by written notice delivered by the Shareholder to the Company or (iii) the end of the Observation Period, such representative shall be the Board Observer. The Shareholder may remove or change the individual serving as the Board Observer for any reason, with or without cause in its sole discretion. If for any reason, the individual serving as the Board Observer is removed or otherwise ceases to serve as the Board Observer, the Shareholder may, by written notice in accordance with this Section 2.2, appoint a new Board Observer during the remaining portion of the Observation Period.

2.3    Conduct of Meetings. The Company shall (i) provide the Shareholder and the Board Observer written notice of each meeting of the Board (both regular and special), at approximately the same time as notice is given to the members of the Board and (ii) on a meeting-by-meeting basis, if the Shareholder notifies the Company that the Board Observer will attend such meeting, provide the Board Observer with all rights to attend (whether in person or by telephone or other means of electronic communication as provided to each member of the Board) such meeting of the Board. Subject to the provisions of Section 2.4 below, if the

Shareholder desires to have the Board Observer attend any such meeting of the Board, the Shareholder shall within two (2) Business Days of receipt of written notice of such meeting, notify the Company that the Board Observer will attend such meeting. Notwithstanding any rights to be granted or provided to the Board Observer hereunder, the Board reserves the right to exclude the Board Observer from access to any material or meeting or portion thereof if the Board reasonably determines, in good faith after consultation with outside counsel, that such access (a) could be reasonably likely to adversely affect the attorney-client privilege between the Company and its counsel, (b) would result in disclosure of trade secrets or other highly confidential proprietary information to the Board Observer (unless covered by an enforceable confidentiality agreement) or (c) could result in a conflict of interest with the Company.

2.4    Receipt of Material Non-Public Information by Board Observer. Shareholder and the Company covenant that prior to the attendance of the Board Observer at any meeting of the Board they shall agree to appropriate processes and procedures regarding the access by the Board Observer to material non-public information with respect to the Company (“MNPI”) in order to comply with the internal compliance processes of the Shareholder.

2.5    Compliance Process. Except to the extent that may otherwise be required by applicable law, including, without limitation, the provisions of Section 5.1 below, and subject to the provisions of Section 2.4 above, the Company shall abide by all internal compliance processes of the Shareholder (as notified in writing to the Company) with respect to all notices and information (including minutes of meetings and other documents) delivered or communicated to the Shareholder and the Observer in connection with Section 2 of this Agreement.

3.	Rights to Future Stock Issuances.

3.1    Right of First Offer. Until January 11, 2022, the Company shall not undertake any capital financing activities (each round of such activities, a “Capital Raising Round”) unless, in the reasonable view of the Company, such Capital Raising Round is reasonably likely to significantly enhance stockholder value; provided, however, that in such case the Company shall first provide written notice to the Shareholder of the Company’s needs and intentions with respect to a Capital Raising Round, but shall not include any information that could be deemed MNPI (the “Right of First Offer Notice”) and offer the Shareholder (before any other party) the right to participate either by itself or with any of its Affiliates in such Capital Raising Round (the “Right of First Offer”). After receipt of the Right of First Offer Notice, the Shareholder may elect for the Company to provide a summary of the proposed terms and conditions of such Capital Raising Round.

3.2    Third Party Offers.

(a)    Until January 11, 2022, in the event that the Company receives any written or oral proposal (the “Third Party Proposal”) from a third party to provide additional capital or equity or debt financing, the Company agrees that it shall not consider such Third Party Proposal unless, in the reasonable view of the Company, such Capital Raising Round is reasonably likely to significantly enhance stockholder value; provided, however, that in such case the Company shall notify the Shareholder within two (2) Business Days of the receipt of the Third Party

Proposal (without including any material, non-public information). The Shareholder shall, within three (3) Business Days of such notice, provide notice to the Company regarding whether it wishes to receive copies of all documents received by the Company relating to the Third Party Proposal, including, without limitation, a complete and accurate description of the Third Party Proposal and all amendments, revisions, and supplements thereto (the “Proposal Documents” and such notice the “Shareholder Response Notice”). Following receipt of the Shareholder Response Notice, the Company shall immediately provide the Proposal Documents to the Shareholder.

(b)    Following receipt of the Proposal Documents from the Company, the Shareholder shall have the right (the “Right of First Look”), but not the obligation, to invest in the Company on the terms and conditions as set forth in the Proposal Documents (whether by itself to the exclusion of the third party or together with the third party) upon written notice to the Company that the Shareholder is exercising the Right of First Look provided pursuant to this Section 3.2. In furtherance of the Right of First Look, the Company agrees that it will (i) cooperate and assist the Shareholder in conducting a due diligence investigation of the Company and its corporate and financial affairs, and (ii) promptly provide the Shareholder with information and documents that the Shareholder may reasonably request so as to allow the Shareholder to make an informed investment decision.

3.3    Apportionment. Should the Shareholder exercise either the Right of First Offer or Right of First Look, the Shareholder shall be entitled to apportion the Right of First Offer or Right of First Look (as the case may be) in such proportions as it deems appropriate, among itself and its Affiliates.

3.4    Compliance Process. Except to the extent that may otherwise be required by applicable law, including, without limitation, the provisions of Section 5.1 below, the Company shall abide by all internal compliance processes of the Shareholder (as notified in writing to the Company) with respect to all notices and information (including Proposal Documents and other documents) delivered or communicated to the Shareholder in connection with Section 3 of this Agreement.

4.    MNPI and Compliance Processes.

4.1    MNPI. Subject to the provisions of this Section 4.1 and Section 2.4 above, the Company shall use its commercial reasonable efforts not to provide any MNPI to the Shareholder or the Board Observer. However, should the Company provide any MNPI to the Shareholder or the Board Observer (whether pursuant to Section 2.4, this Section 4.1 or otherwise), the Company shall take all necessary action (which includes but not limited to the public disclosure of such MNPI) to ensure, at the earliest possible time, that the Shareholder be free from any prohibition or restriction in respect of transactions of securities in or related to the Company.

4.2    Compliance Processes. Except to the extent that may otherwise be required by applicable law, including, without limitation, the provisions of Section 5.1 below, and subject to the provisions of Section 2.4 and Section 4.1 above, the Company shall comply with all internal compliance processes of the Shareholder (as notified in writing to the Company) with respect to notices and information delivered or communicated to the Shareholder by the Company, including without limitation, the provisions of Sections 2 and 3 above, in order (i) to prevent any inadvertent receipt of MNPI by the Shareholder or the Board Observer, (ii) to ensure the mutual recognition and awareness of any MNPI communicated by the Company to the Shareholder or the Board Observer, and the exact of the scope of such MNPI, (iii) for the Shareholder to restrict itself in a timely manner from transactions of securities in or related to the Company whilst in possession of MNPI, and (iv) for the Company to take reasonable action to free the Shareholder from any prohibition or restriction in respect of transactions of securities in or related to the Company.

5. Announcement.

5.1    The Shareholder hereby acknowledges that the terms of this Agreement and the Securities Purchase Agreement will be disclosed in the public filings of the Company with the SEC. The Company and the Shareholder shall consult with each other regarding any SEC filings or disclosure related to the Shareholder’s investment in the Company.

5.2    Subject to the limitations set forth in Section 5.1 above, no other announcement regarding the Shareholder in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Shareholder’s prior written consent, which consent may be withheld at the Shareholder’s sole discretion.

6.	Miscellaneous.

6.1    Successors and Assigns. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2    Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

6.3    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5    Notices.

(a)    All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next Business Day; (iii) (if within the United States of America) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two (2) Business Days after the Business Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Shareholder at its address as set forth on Schedule A hereto, or (as to the Company) to the principal office of the Company and to the attention of the Chief Executive Officer, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 6.5.

(b)    Consent to Electronic Notice. The Shareholder consents to the delivery of any stockholder notice by electronic transmission at the electronic mail address set forth in Schedule A, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. The Shareholder agrees to promptly notify the Company of any change in the Shareholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6    Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Shareholder; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one (1) or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7    Severability. In case any one (1) or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8    Recapitalizations, Etc. The provisions of this Agreement (including any calculation of share ownership) shall apply, to the full extent set forth herein with respect to the Common Stock, to any and all shares of capital stock of the Company or any capital stock, partnership or member units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Common Stock and/or other capital stock of the Company by reason of any stock dividend, split, combination, recapitalization, liquidation, reclassification, merger, consolidation, or otherwise.

6.9    Aggregation of Stock; Apportionment. All shares of Common Stock held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

6.10    Entire Agreement. This Agreement (including any Schedules hereto), constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. In the event of any inconsistency or conflict between this Agreement and the Restated Certificate or Bylaws, the terms of this Agreement shall govern and any such conflict shall be resolved in favor this Agreement, and the Shareholder and the Company shall, to the extent permitted by applicable law, amend such agreement to comply with the terms of this Agreement.

6.11    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.12    WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Shareholder Rights Agreement as of the date first written above.

COMPANY:

MEDICINOVA, INC.

By:	/s/ Yuichi Iwaki
Name:	Yuichi Iwaki, M.D., Ph.D.
Title:	President and Chief Executive Officer

SHAREHOLDER:

3D OPPORTUNITY MASTER FUND

By:	/s/ Sai Fai Yip
Name:	Sai Fai Yip
Title:	Director

SIGNATURE PAGE TO SHAREHOLDER RIGHTS AGREEMENT

SCHEDULE A

SHAREHOLDER

Name, Address and Email

3D Opportunity Master Fund

c/o 3D Investment Partners Pte. Ltd.

250 North Bridge Road,

#13-01 Raffles City Tower,

Singapore 179101